Exhibit 99.1

Contacts:	Jim Johnson
Chief Financial Officer
Alloy, Inc.
212/244-4307

For immediate release:

ALLOY ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Management Reaffirms Full Year EBITDA Guidance in the $3-$6 Million Range
Continues Program to Improve Sponsorship Business Profitability

New York, NY – December 7, 2004 - Alloy, Inc. (Nasdaq:ALOY), a media, marketing services, direct marketing and retail company primarily targeting the dynamic Generation Y population, today reported revenues for its fiscal quarter ended October 31, 2004 of $110.0 million and net income attributable to common stockholders of $1.6 million or $0.04 per diluted share. For this third fiscal quarter, Alloy generated earnings of $7.5 million before interest and other income/expense, income taxes, depreciation and amortization, stock-based compensation expense, and restructuring charges (“Adjusted EBITDA”). For additional financial detail, including the reconciliation of Adjusted EBITDA to net income (loss) determined under GAAP, please refer to the financial tables provided at the end of this release.

     Total revenues for the third fiscal quarter increased 4.0% to $110.0 million, compared with $105.8 million for the third quarter of fiscal 2003. Third fiscal quarter net merchandise revenues of $54.0 million increased 11.3% compared with $48.6 million for last year’s third fiscal quarter. The increase resulted primarily from the inclusion of a full fiscal quarter’s sales for dELiA*s which we acquired during last year’s third fiscal quarter in September 2003. Third fiscal quarter sponsorship and other revenues of $56.0 million were down 2.2% versus $57.2 million for the comparable period of the prior fiscal year. The decrease was primarily attributable to reduced sales in our promotions business.

     Third fiscal quarter gross profit remained relatively flat at $53.2 million, or 48.3% of revenues, compared with $53.3 million, or 50.4% of revenues, for the comparable period last year. The decrease in gross margin percentage was primarily the result of decreased gross margins in our promotions business.

     Operating expenses were $50.0 million for the third quarter of fiscal 2004 versus $53.6 million for the third quarter of fiscal 2003. The decrease resulted primarily from the cost savings derived from integrating the acquired dELiA*s operations into our merchandise operations, along with lower legal costs. During the third quarter, we began to realize some of the synergies we expected to result from combining our direct marketing operations with those of dELiA*s, leveraging our combined scale, selling across our combined databases while controlling overall catalog circulation, and consolidating fulfillment operations. Separately, in an effort to improve earnings in our sponsorship business we have been selectively eliminating positions and reducing other fixed overhead costs.

     Net income for the third quarter of fiscal 2004 was $2.0 million, compared with a net loss of $6.8 million for last fiscal year’s third quarter. Net income attributable to common stockholders for the third quarter of fiscal 2004 was $1.6 million, or $0.04 per diluted share, compared with a net loss attributable to common stockholders of $7.2 million, or $0.17 per diluted share, for last fiscal year’s third quarter. Adjusted EBITDA increased from $4.6 million for the third fiscal quarter of 2003 to $7.5 million for the third fiscal quarter of 2004.

     Commenting on the quarter, Matt Diamond, Chairman and Chief Executive Officer stated, “In our sponsorship business, we made significant strides in reducing operating expenses and we plan to continue making improvements in the cost structure during the fourth quarter. In addition, we have stimulated our sales efforts by hiring new media sales specialists and expanding our regional sales initiatives. We believe that the moves we are making will allow us to show increased sales productivity and give us a cost structure that should allow us to deliver significant EBITDA growth in fiscal 2005. In our merchandise business, we are beginning to realize the benefits of the efficiency initiatives the management team has put in place. We expect the financial improvement to continue into and through the holiday season. Overall, we remain comfortable with the fiscal 2004 financial guidance we provided in our second quarter earnings release on September 1st.”

     Total revenues for the nine months ended October 31, 2004 increased 11.2% to $284.4 million compared with $255.7 million for the nine months ended October 31, 2003. Net merchandise revenues for the nine months ended October 31, 2004 of $142.0 million were up 30.8% versus $108.6 million for the nine months ended October 31, 2003. Sponsorship and other revenues of $142.4 million for the nine-month period ended October 31, 2004 were down 3.2% compared with $147.1 million for the same period last year. Gross profit for the nine months ended October 31, 2004 increased to $136.5 million, or 48.0% of revenues, compared with $124.1 million, or 48.5% of revenues, for the first nine months of fiscal 2003. Operating expenses were $151.1 million for the nine months ended October 31, 2004 versus $126.0 million for the nine months ended October 31, 2003. The net loss for the nine months ended October 31, 2004 was $18.4 million, compared with a net loss of $7.5 million for the nine months ended October 31, 2003. Net loss attributable to common stockholders for the nine months ended October 31, 2004 was $19.6 million, or $0.46 per diluted share, compared with a net loss attributable to common stockholders of $9.1 million, or $0.22 per diluted share for the nine months ended October 31, 2003.

About Alloy

     Alloy, Inc. (Nasdaq: ALOY) is a media, marketing services, direct marketing and retail company primarily targeting Generation Y, a key demographic segment comprising the more than 60 million boys and girls in the United States between the ages of 10 and 24. Alloy’s convergent media model uses a wide range of media assets to reach more than 25 million Generation Y consumers each month and is comprised of two distinct divisions: Alloy Media + Marketing and Alloy Merchandising Group. Alloy Media + Marketing is one of the largest providers of targeted media and promotional marketing programs incorporating such industry recognized divisions as Alloy Marketing & Promotions (AMP), 360 Youth, American Multicultural Marketing (AMM), Market Place Media (MPM), Alloy Education, Alloy Entertainment, and Alloy Out-of-Home. Working with these groups, marketers can connect with their targeted audience through a host of advertising and marketing programs incorporating Alloy’s wide ranging media and marketing assets such as direct mail catalogs, college and high school newspapers, Web sites, display media boards, college guides, and promotional events. Alloy Merchandising Group, our direct marketing and retail store division, includes the dELiA*s, Alloy, CCS and Dan’s Competition brand names and sells apparel, accessories, footwear, room furnishings and action sports equipment directly to the youth market through catalogs, websites and retail stores. For further information regarding Alloy, please visit our corporate website at (www.alloyinc.com).

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues, generate high margin sponsorship and multiple revenue streams, increase visitors to our Web sites (www.alloy.com, www.delias.com, www.ccs.com, and www.danscomp.com) and build customer loyalty; develop our sales and marketing teams and capitalize on these efforts, develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; inventory performance; changes in consumer preference or fashion trends; reliance on third party suppliers; our inability to achieve and maintain profitability; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in our annual report on Form 10-K for the year ended January 31, 2004, as amended, which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results or to changes in management’s expectations, except as may be required by law.

(tables to follow)

Alloy, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	10/31/2003	10/31/2004	10/31/2003	10/31/2004
Net merchandise revenues	$48,558	$54,049	$108,557	$142,032
Sponsorship and other revenues	57,193	55,954	147,140	142,383

Total revenues	105,751	110,003	255,697	284,415
Cost of goods sold	52,473	56,830	131,574	147,877

Gross profit	53,278	53,173	124,123	136,538
Selling and marketing expenses	41,290	38,361	98,157	111,618
General and administrative expenses	9,501	9,474	20,725	33,135
Amortization of acquired intangible assets	2,083	1,724	5,763	4,913
Stock-based compensation	358	371	649	1,074
Restructuring charges	351	29	730	347

Total operating expenses	53,583	49,959	126,024	151,087
(Loss) income from operations	(305)	3,214	(1,901)	(14,549)
Interest and other income (expense), net	(970)	(1,238)	(687)	(3,753)

(Loss) income before income taxes	(1,275)	1,976	(2,588)	(18,302)
Income tax expense	5,543	10	4,938	130

Net (loss) income	(6,818)	1,966	(7,526)	(18,432)
Preferred stock dividend and accretion	393	405	1,548	1,200

Net (loss) income attributable to common stockholders	($7,211)	$1,561	($9,074)	($19,632)
Net (loss) income attributable to common stockholders per basic share	($0.17)	$0.04	($0.22)	($0.46)
Net (loss) income attributable to common stockholders per diluted share	($0.17)	$0.04	($0.22)	($0.46)
Weighted average basic common shares outstanding:	41,405,485	42,951,223	40,904,949	42,672,454
Diluted shares outstanding per GAAP:	41,405,485	43,044,459	40,904,949	42,672,454
Reconciliation of EBTA and Adjusted EBITDA to GAAP Results (1):
Net (loss) income	($6,818)	$1,966	($7,526)	($18,432)
Income tax expense	5,543	10	4,938	130
Amortization of acquired intangible assets	2,083	1,724	5,763	4,913
Stock-based compensation	358	371	649	1,074
Restructuring charges	351	29	730	347

EBTA excluding stock-based compensation, restructuring and asset write-downs	$1,517	$4,100	$4,554	($11,968)
Interest and other income (expense), net	(970)	(1,238)	(687)	(3,753)
Depreciation and amortization	2,108	2,119	4,358	6,551

Adjusted EBITDA	$4,595	$7,457	$9,599	($1,664)

(1)	This press release contains the non-GAAP financial measures EBTA and Adjusted EBITDA. Alloy uses EBTA and Adjusted EBITDA to evaluate its performance period to period without taking into account certain expenses which, in the opinion of Alloy management, do not reflect Alloy’s results from its core business activities. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures. As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.

Alloy, Inc.
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	January 31, 2004	October 31, 2004
	(audited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$30,543	$11,636
Marketable securities	19,014	6,537
Accounts receivable, net	31,492	48,328
Inventories	29,021	42,907
Prepaid catalog costs	2,028	4,960
Other current assets	3,813	5,906

Total current assets	115,911	120,274
Marketable securities	5,585	1,016
Property and equipment, net	27,234	25,153
Goodwill, net	274,796	277,615
Intangible and other assets, net	25,865	22,192

Total assets	$449,391	$446,250
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$28,740	$34,403
Deferred revenues	15,124	20,711
Accrued expenses and other current liabilities	39,755	34,911

Total current liabilities	83,619	90,025
Long term liabilities	743	5,082
Convertible debt	69,300	69,300
Series B Preferred Stock	14,434	15,634
Stockholders’ Equity	281,295	266,209

Total liabilities and stockholders’ equity	$449,391	$446,250